Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Great Elm Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3622015 (I.R.S. Employer Identification Number)
800 South Street, Suite 230 Waltham, MA 02453 (Address of Registrant’s principal executive offices

Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan

Unwired Planet, Inc. Second Amended and Restated 2006 Stock Incentive Plan
Great Elm Capital Group, Inc. Amended and Restated 2016 Long Term Incentive Compensation Plan
Great Elm Capital Group, Inc. 2016 Employee Stock Purchase Plan

(Full title of the plan)

Peter A. Reed
Chief Executive Officer
Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453

(617) 375-3006

(Name, address and telephone number of agent for service)

With a copy to:

Gillian Emmett Moldowan, Esq.

Shearman & Sterling LLP

599 Lexington Avenue New York, NY 10022

(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share, to be issued under the Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan	24,166	$2.45(2)	$59,207	$7
Class A Common Stock, par value $0.001 per share, currently subject to options outstanding under the Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan	2,000	$26.04(4)	$52,080	$6
Class A Common Stock, par value $0.001 per share, to be issued under the Unwired Planet, Inc. Second Amended and Restated 2006 Stock Incentive Plan	97,685	$2.45(2)	$239,329	$27
Class A Common Stock, par value $0.001 per share, currently subject to options outstanding under the Unwired Planet, Inc. Second Amended and Restated 2006 Stock Incentive Plan	117,000	$3.29(5)	$384,930	$42
Class A Common Stock, par value $0.001 per share, to be issued under the Great Elm Capital Group, Inc. Amended and Restated 2016 Long Term Incentive Compensation Plan	1,149,153	$2.45(2)	$2,815,425	$308
Class A Common Stock, par value $0.001 per share, currently subject to options outstanding under the Great Elm Capital Group, Inc. Amended and Restated 2016 Long Term Incentive Compensation Plan	2,355,979	$3.69(6)	$8,693,563	$949
Class A Common Stock, par value $0.001 per share, to be issued under the Great Elm Capital Group, Inc. 2016 Employee Stock Purchase Plan	944,000	$2.45(2)	$2,312,800	$253
Total	4,689,983		$14,557,334	$1,592

(1)	Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Common Stock”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan (the “1999 Plan”), the Unwired Planet, Inc. Second Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan”), the Great Elm Capital Group, Inc. Amended and Restated 2016 Long Term Incentive Plan (the “2016 Plan”) and the Great Elm Capital Group, Inc. 2016 Employee Stock Purchase Plan (the “ESPP,” and together with the 1999 Plan, the 2006 Plan, and the 2016 Plan, the “Plans”).

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, which was determined based on the average of the high and the low prices of common stock of Great Elm Capital Group, Inc., the predecessor of the Registrant as reported on the Nasdaq Global Select Market on December 21, 2020.
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act.
(4)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) under the Securities Act. The price per share of Common Stock represents the weighted average exercise price for the options currently outstanding under the 1999 Plan.
(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) under the Securities Act. The price per share of Common Stock represents the weighted average exercise price for the options currently outstanding under the 2006 Plan.
(6)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) under the Securities Act. The price per share of Common Stock represents the weighted average exercise price for the options currently outstanding under the 2016 Plan.

Explanatory Note

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 26,166 of its shares of Common Stock issuable in connection with the 1999 Plan, up to 214,685 of its shares of Common Stock issuable in connection with the 2006 Plan, up to 3,505,132 of its shares of Common Stock issuable in connection with the 2016 Plan and up to 944,000 of its shares of Common Stock issuable in connection with the ESPP.

On December 21, 2020, Great Elm Capital Group, Inc., a Delaware corporation (“GEC”) announced plans to create a new public holding company (the Registrant) by implementing a holding company reorganization (the “Holding Company Reorganization”). Following the Holding Company Reorganization, the Registrant, a Delaware corporation, became the successor issuer to GEC.

On December 29, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 21, 2020, among GEC, the Registrant and Forest Merger Sub, Inc., (as it may be amended from time to time, the “Merger Agreement”), the transactions contemplated by the Merger Agreement (the “Transactions”) were consummated. As a result of the Transactions, and subject to the same terms and conditions as applied immediately prior to the Transactions, (A) each share of GEC's common stock, par value $0.001 per share (“GEC Common Stock”) outstanding prior to the Transactions was converted into the right to receive one share of Common Stock, (B) each option to purchase shares of GEC Common Stock outstanding prior to the Transactions was converted into an option to acquire Common Stock, (C) each restricted stock unit outstanding prior to the Transactions was converted into a restricted stock unit with respect to Common Stock and (D) each restricted share of GEC Common Stock outstanding prior to the Transactions was converted into the right to receive one restricted share of Common Stock. Further, pursuant to the Compensation Plan Agreement, dated as of December 29, 2020, among GEC and Registrant, as of the consummation of the Transactions, the plans registered hereunder and all award agreements granted pursuant thereto shall each be automatically deemed to be amended, to the extent necessary or appropriate, to provide that references to GEC Common Stock in such plans and award agreements shall be read to refer to the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant’s current report on Form 8-K filed with the Commission on December 29, 2020;
(b)	GEC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 (the “Annual Report”) filed with the Commission on September 18, 2020;
(c)	all other reports filed by GEC or the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and
(d)	the description of the Registrant’s Class A Common Stock, par value $0.001 per share on Form 8-K filed with the Commission on December 29, 2020.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides for this limitation of liability. The Registrant has entered into indemnification agreements with its directors that provide for the Registrant to indemnify them to the fullest extent permitted by Delaware law.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interest except where the employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify, and advance expenses to, its directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, the Registrant’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of Great Elm Group, Inc., effective as of December 29, 2020 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2020)
3.2	Bylaws of Great Elm Group, Inc., (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8- K filed with the Securities and Exchange Commission on December 29, 2020)
4.1	Unwired Planet, Inc. Second Amended and Restated 1999 Directors’ Equity Compensation Plan*
4.2	Unwired Planet, Inc. Second Amended and Restated 2006 Stock Incentive Plan*
4.3	Great Elm Capital Group, Inc. Amended and Restated 2016 Long Term Incentive Compensation Plan*
4.4	Great Elm Capital Group, Inc. 2016 Employee Stock Purchase Plan*
5.1	Opinion of Shearman & Sterling LLP*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney (included as part of the signature pages to this Registration Statement)*

* Filed herewith

Item 9.	Undertakings.
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, in the Commonwealth of Massachusetts on December 29, 2020.

Great Elm Group, Inc.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints, Adam Kleinman, Brent Pearson and Peter A. Reed, each of them severally, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of December, 2020.

Signature	Title

/s/ Peter A. Reed
Peter A. Reed	Chief Executive Officer, Director (Principal Executive Officer)
/s/ Brent J. Pearson
Brent J. Pearson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Matthew A. Drapkin
Matthew A. Drapkin	Director
/s/ Thomas S. Harbin III
Thomas S. Harbin III	Director
/s/ James H. Hugar
James H. Hugar	Director
/s/ James P. Parmelee
James P. Parmelee	Director
/s/ Jason W. Reese
Jason W. Reese	Director
/s/ Eric J. Scheyer
Eric J. Scheyer	Director
/s/ Jeffrey S. Serota
Jeffrey S. Serota	Director